Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 19

(to prospectus dated June 5, 2024)

44,382 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Carmell Corporation (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CTCX.” On June 24, 2025, the last reported sale price of our common stock was $2.92 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2025

Longevity Health Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40228	86-1645738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 412 894-8248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XAGE	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $345.00	XAGEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 1 to Agreement and Plan of Merger

As previously disclosed, on April 11, 2025, Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), 20/20 Biolabs, Inc., a Delaware corporation (“Biolabs”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Biolabs (the “Merger”), with Biolabs continuing as a wholly owned subsidiary of the Company and the surviving company of the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Amendment (as defined below) and the Merger Agreement.

On June 24, 2025, the Company, together with Biolabs, Merger Sub and the Stockholder Representative, amended the Merger Agreement to extend the Due Diligence Contingency Deadline (as defined in the Merger Agreement) to July 8, 2025 as provided in an Amendment No. 1 to the Merger Agreement by and among the Company, Merger Sub, Biolabs and the Stockholder Representative (the “Amendment”).

Unless extended by the Company and Biolabs through written mutual consent, the Merger Agreement will automatically terminate without any further action by the Company or Biolabs, on July 8, 2025.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K (this “Current Report”) contains forward-looking statements that are based on beliefs, assumptions and information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. However, not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this Current Report, the Company cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which the Company cannot be certain. Forward-looking statements in this Current Report include, but are not limited to, statements regarding the Merger and potential termination of the Merger Agreement. We cannot assure you that the forward-looking statements in this Current Report on Form 8-K will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, (1) risks relating to the proposed Merger, including (a) the inability to obtain regulatory approvals required to consummate the Merger on the terms expected, at all or in a timely manner, (b) the failure of conditions to the Closing and the ability of the parties to consummate the Merger on a timely basis or at all, (c) the failure of the Merger to deliver the estimated value and benefits expected by the Company, (d) the incurrence of unexpected future costs, liabilities or obligations as a result of the Merger, (e) the effect of the announcement of the Merger on the ability of the Company or Biolabs to retain and hire necessary personnel and maintain relationships with material commercial counterparties, consumers and others with whom the Company and Biolabs do business, (f) the ability of the Company to successfully integrate Biolabs’ operations over time, (h) the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to Biolabs’ business after the Closing (i) the risk that as a result of adjustments to the Exchange Ratio, each company’s stockholders could own more or less of the combined company than is currently anticipated, (j) risks related to the market price of the Company’s common stock relative to the value suggested by the Exchange Ratio, (k) the risk that the Concurrent Financing is not consummated prior to the Closing, (l) risks related to the Company’s ability to maintain its listing on the Nasdaq Capital Market and to manage its operating expenses and its expenses associated with the proposed Merger pending the Closing, and (m) other risks and uncertainties inherent in a transaction of this size and nature, (2) the general strength of the economy and other economic conditions; (3) risks related to the diversion of management’s attention from the Company’s ongoing business; (4) the ability to recognize anticipated benefits from our commercial products, R&D pipeline, and distribution agreements, (5) changes in applicable laws or regulations, and (6) other risks and uncertainties described under the header “Risk Factors” in the Company’s Annual Report on Form 10-K filed by us with the SEC on March 31, 2025, and in our other reports filed with the SEC. Most of these factors are outside of our control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by the Company or any other person that we will achieve our objectives and plans in any specified time frame or at all. Except as required by law, we undertake no obligation to publicly update any forward-looking statement contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Current Report.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This communication relates to the proposed Merger involving the Company and Biolabs and may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Company will file relevant materials with the SEC, including the Form S-4, the Proxy Statement and prospectus. This communication is not a substitute for the Form S-4, the Proxy Statement or for any other document that the Company may file with the SEC and or send to the Company’s stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Form S-4, the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

The Company, Biolabs, and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 31, 2025, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed from time to time with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Form S-4, the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
2.1	Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 24, 2025, by and among Longevity Health Holdings, Inc., Longevity Health Biomarkers, Inc., 20/20 Biolabs, Inc. and Jonathan Cohen.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Longevity Health Holdings, Inc.

Date:	March 25, 2025	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday Chief Financial Officer

EXHIBIT 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”) is made and entered into as of June 24, 2025 by and among Longevity Health Holdings, Inc., a Delaware corporation (“Parent”), Longevity Health Biomarkers, Inc., a Delaware corporation (“Merger Sub”), 20/20 Biolabs, Inc., a Delaware corporation (the “Company”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative” and, together with Parent, Merger Sub and the Company, collectively, the “Parties” and each, individually, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of April 11, 2025 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement as set forth below;

WHEREAS, Section 10.2 of the Agreement provides that the Agreement may be amended in whole or in part, by an agreement in writing executed by each of the Parties; and

WHEREAS, each of the Parent Board, Company Board, and the board of directors of Merger Sub has approved the execution and delivery of this Amendment No. 1.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment No. 1, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.
Amendment to Section 9.1(k). Section 9.1(k) of the Agreement is hereby amended and restated in its entirety as follows:

“(k) automatically, and without any further action by the Parent or the Company, on July 8, 2025 (the “Due Diligence Contingency Deadline”), unless extended in writing by the mutual agreement of the Parent and the Company.”

2.
No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment No. 1, continue unmodified, in full force and effect and constitute legal and binding obligations of all Parties in accordance with its terms. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment No. 1 forms an integral and inseparable part of the Agreement.
3.
References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Agreement shall refer to the Agreement as amended by this Amendment No. 1. Notwithstanding the foregoing, references to the date of the Agreement (as amended hereby) and references in the Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to April 11, 2025.
4.
Effect of Amendment. This Amendment No. 1 shall form a part of the Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment No. 1 by the Parties, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment No. 1 shall be deemed to be in full force and effect from and after the execution of this Amendment No. 1 by the Parties.
5.
Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

LONGEVITY HEALTH HOLDINGS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chairman and Chief Executive Officer

LONGEVITY HEALTH BIOMARKERS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chief Executive Officer and President

20/20 BIOLABS, INC.

By: /s/ Jonathan Cohen

Name: Jonathan Cohen

Title: Chief Executive Officer

Solely in the capacity as the Stockholder Representative,

/s/ Jonathan Cohen

Jonathan Cohen